EXHIBIT 2
GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	At	At
	March 31	December 31
	2006	2005
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$96,147	$94,321
Available-for-sale securities	29,995	23,982
Accounts receivable, net	4,923	5,545
Receivables from sales representatives	10,209	5,659
Inventory of paper	908	866
Prepaid expenses and other current assets	16,867	10,585

Total Current Assets	159,049	140,958

Property and equipment, net	27,767	28,178
Long term investments	100	100
Bonds held to maturity, at amortized cost	470	463
Other assets	2,235	1,981

Total Assets	$189,621	$171,680

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,748	$5,484
Deferred income and customer prepayments	61,383	52,624
Accrued liabilities	9,010	6,644
Income taxes payable	513	405

Total Current Liabilities	76,654	65,157

Liabilities for incentive and bonus plans	307	307
Deferred income and customer prepayments — long term	615	348
Deferred tax liability	411	436

Total Liabilities	77,987	66,248

Minority interest	7,002	6,191

Shareholders’ equity:
Common shares, US$0.01 par value; 50,000,000 shares authorized; 38,428,310 (2005: 38,340,310) shares issued and outstanding	384	383
Additional paid in capital (Note 1)	120,771	127,747
Retained deficit	(16,792)	(21,199)
Less: Unearned compensation (Note 1)	—	(7,900)
Accumulated other comprehensive income	269	210

Total Shareholders’ Equity	104,632	99,241

Total Liabilities and Shareholders’ Equity	$189,621	$171,680

Note:	1.	The Company adopted SFAS No.123(R), “ Share Based Payment” with effect from January 1, 2006. The unearned compensation costs associated with the Employee Compensation Plans at the beginning of the year 2006 were reversed as per SFAS No.123(R).

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Three months ended March 31
	2006	2005
	(Unaudited)	(Unaudited)
Revenue:
Online and other media services (Note 2)	$26,090	$22,636
Exhibitions	3,712	—
Miscellaneous	229	131

	30,031	22,767

Operating Expenses:
Sales	9,712	7,716
Event production	619	—
Community	4,642	3,741
General and administrative	8,850	7,531
Online services development	995	984
Non-cash compensation expense (Note 3)	566	529
Amortization of software cost	302	296

Total Operating Expenses	25,686	20,797

Income from Operations	4,345	1,970

Interest and dividend income	1,030	51
Gain on sale of available-for-sale securities	73	39
Foreign exchange gains (losses), net	(27)	144

Income before Income Taxes	5,421	2,204
Income Tax Provision	(203)	(122)

Net Income before Minority Interest	$5,218	$2,082

Minority interest	(811)	(82)

Net Income	$4,407	$2,000
Retained deficit brought forward	$(21,199)	$(34,577)

Retained deficit carried forward	$(16,792)	$(32,577)

Basic net income per share	$0.11	$0.06

Shares used in basic net income per share calculations	38,371,599	35,329,744

Diluted net income per share	$0.11	$0.06

Shares used in diluted net income per share calculations	38,435,618	35,457,648

Note:	2.	Online and other media services consists of:

	Three months ended March 31
	2006	2005
	(Unaudited)	(Unaudited)
Online services	$15,094	$13,093
Print services	10,996	9,543

	$26,090	$22,636

Note:	3.	Reflects the non-cash compensation expenses associated with the employee equity compensation plans and Directors Purchase Plan. Non-cash compensation represents the following categories of expenses:

	Three months ended March 31
	2006	2005
	(Unaudited)	(Unaudited)
Sales	$108	$148
Community	20	29
General and administrative	405	255
Online services development	33	97

	$566	$529

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Three months ended March 31
	2006	2005
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$4,407	$2,000
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,071	858
Accretion of U.S. Treasury strips zero % coupons	(7)	(9)
Unrealised dividend income on available-for-sale securities	(253)	—
Unrealised interest income on available-for-sale securities	(8)	(3)
Bad debt expense	43	—
Non-cash compensation expense	566	529
Income attributable to minority shareholder	811	82

	6,630	3,457

Changes in assets and liabilities:
Accounts receivables	579	508
Receivables from sales representatives	(4,550)	(2,883)
Inventory of paper	(42)	(54)
Prepaid expenses and other current assets	(6,029)	(1,475)
Long term assets	(254)	(125)
Accounts payable	264	549
Accrued liabilities and liabilities for incentive and bonus plans	2,366	1,760
Deferred income and customer prepayments	9,026	7,563
Tax liability	83	52

Net cash provided by operating activities	8,073	9,352

Cash flows from investing activities:
Purchase of property and equipment	(660)	(616)
Purchase of available-for-sale securities	(104,674)	(46,761)
Sale of available-for-sale securities	98,728	45,249

Net cash used in investing activities	(6,606)	(2,128)

Cash flows from financing activities:
Proceeds from the issue of common shares, net of share issue expenses	—	38,304
Amount received towards directors purchase plan	359	118

Net cash generated from financing activities	359	38,422

Net increase in cash and cash equivalents	1,826	45,646
Cash and cash equivalents, beginning of the period	94,321	41,195

Cash and cash equivalents, end of the period	$96,147	$86,841

Supplemental cash flow disclosures:
Income tax paid	$120	$70